Exhibit 2.2

EXECUTION VERSION

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of April 1, 2026, is entered into by and among Vireo Growth Inc., a British Columbia corporation (“Parent”), Simple Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Eaze Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein are defined in the Agreement (as defined below).

WHEREAS, Parent, Merger Sub, Company, and FoundersJT LLC, solely in its capacity as representative, agent and attorney-in-fact of the Stockholders, entered into that certain Agreement and Plan of Merger dated as of December 22, 2025 (the “Agreement”);

WHEREAS, Company desires to convert certain Payoff Indebtedness into equity of the Company (the “Conversion”);

WHEREAS, to facilitate the Conversion, the Company’s current certificate of incorporation was amended and restated prior to the Closing to provide additional amounts of authorized capital stock; and

WHEREAS, pursuant to Section 11.10 of the Agreement, Parent, Merger Sub, Company, and Stockholder Representative wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt, sufficiency and validity of which is hereby acknowledged, the parties hereto hereby amend the Agreement as follows:

1.            Recitals. The foregoing recitals are incorporated herein and made a part of this Amendment.

2.            Amendment to Section 2.02(b). The Agreement is hereby amended to delete the fourth sentence of Section 2.02(b) in its entirety and replace such sentence with the following:

“Notwithstanding the foregoing, the Closing shall be deemed to occur solely for Tax and accounting purposes as of 12:01 AM, Central time, on the Closing Date.”

3.            Amendment of Exhibit B. The Agreement is hereby amended to delete Exhibit B in its entirety.

4.            Amendment of Adjusted EBITDA. The Agreement is hereby amended to delete the defined term “Adjusted EBITDA” contained in Article I of the Agreement in its entirety.

5.            Amendment of Adjusted EBITDA Worksheet. The Agreement is hereby amended to delete the defined term “Adjusted EBITDA Worksheet” contained in Article I of the Agreement in its entirety.

6.            Amendment of Earn-Out Accounting Principles. The Agreement is hereby amended to delete the defined term “Earn-Out Accounting Principles” contained in Article I of the Agreement in its entirety and to replace and restate such defined term with the following:

““Earn-Out Accounting Principles” means (i) the specific terms and definitions in this Agreement, and (ii) to the extent not inconsistent with the foregoing clause (i), GAAP.”

7.            Amendment of Earn-Out Amount. The Agreement is hereby amended to delete the defined term “Earn-Out Amount” contained in Article I of the Agreement in its entirety and to replace and restate such defined term with the following:

““Earn-Out Amount” means the sum of the following, to the extent a positive amount, calculated in accordance with the Earn-Out Accounting Principles:

(a)          Seventy-six million eight hundred thousand Dollars ($76,800,000) (i.e., the product of 3.84 multiplied by twenty million Dollars ($20,000,000)),

minus

(b)          the Closing Merger Consideration,

plus

(c)          Parent’s reasonable estimate (based on its year-end tax provision) of the income tax benefit to Parent from the Company Entities’ net operating loss carryforwards for income tax purposes from prior to the Closing that Parent expects to utilize on Parent’s income tax return for the 2026 taxable year to reduce its cash tax liability for such taxable year (as determined on a with and without basis) (“Utilized Net Operating Losses”), minus

(d)          the amount of the federal, state and local sales, excise, and use Taxes that were calculated and determined as described in clause (d) of the definition of Closing Merger Consideration but that were otherwise not included in Pre-Closing Taxes for purposes of the Closing Merger Consideration, excluding for the avoidance of doubt any California state and local sales, excise and use Taxes, minus

(e)          the amount, if any, of the portion of the Independent Accountant fees and expenses payable by (but not paid by) the Stockholders under Section 2.19(b)(ii),

plus

(f)           the amount of any federal, state and local sales, excise, and use Taxes that are attributable to any period prior to the Closing that were refunded to Parent and/or its Subsidiaries (net of any Taxes and any documented, out-of-pocket expenses of Parent or its Affiliates (including the Surviving Corporation) reasonably incurred to obtain such refund and net of any portion of such refund that is attributable (as determined on a with and without basis) to the carryback of a Tax attribute (including a net operating loss, net capital loss, foreign tax credit, or research and development credit), in each case only to the extent any such net refund amount is equal to or greater than $50,000.”

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8.            Amendment of Post-Closing Debt. The Agreement is hereby amended to delete the defined term “Post-Closing Debt” contained in Article I of the Agreement in its entirety.

9.            Amendment to Section 2.19(d). The Agreement is hereby amended to delete Section 2.19(d) of the Agreement in its entirety and to replace and restate Section 2.19(d) with the following:

“(d) Following the Closing and subject to the following terms of this Section 2.19, Parent and its Affiliates shall have sole discretion with regard to all matters relating to the operations of the Surviving Corporation, including all Company Entities; provided that Parent shall use commercially reasonable efforts to maintain the listing of the Parent Shares on the Exchange, or a comparable (or superior) primary successor exchange.”

10.          Amendment to Section 3.04(a). The Agreement is hereby amended to delete Section 3.04(a) of the Agreement in its entirety and to replace and restate Section 3.04(a) with the following:

“The authorized capital stock of the Company consists of (i) 8,500,000 shares of Class A Common Stock, of which 10 shares are issued and outstanding as of the close of business on the date of this Agreement, (ii) 1,500,000 shares of Class B Common Stock, of which 420,823 shares are issued and outstanding as of the close of business on the date of this Agreement, (iii) 5,500,000 shares of Series A Preferred Stock, of which 5,402,000 shares are issued and outstanding as of the close of business on the date of this Agreement, and (iv) 3,000,000 shares of Series B Preferred Stock, of which 1,000,000 shares are issued and outstanding as of the close of business on the date of this Agreement. There are 98,124 Company Options that are outstanding as of the close of business on the date of this Agreement. Section 3.04(a) of the Company Disclosure Schedules sets forth, as of the date hereof, (i) the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person, and (ii) the name of each Person that is the registered holder of any Company Options and the number of Company Options held by such Person. Except for the foregoing, there are no other classes of capital stock of the Company.”

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11.          Amendment of Section 3.04(a) of the Company Disclosure Schedule. The Company Disclosure Schedule delivered by Company and Parent concurrently with the execution of the Agreement is hereby amended to delete Section 3.04(a) of the Company Disclosure Schedule in its entirety and to replace and restate the Company Disclosure Schedule with the amended and restated Section 3.04(a) of the Company Disclosure Schedule attached hereto as Exhibit A.

12.          Full Force and Effect. Except as expressly modified by this Amendment, the Agreement remains in full force and effect. In the event there is any conflict between the terms of the Agreement and the terms set forth in this Amendment, the terms set out in this Amendment shall control. All references in this Amendment to the “Agreement” shall be deemed references to the Agreement as modified by this Amendment.

13.          Counterparts; Facsimile and .pdf. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

EAZE INC.

By:	/s/ Cory Azzalino
Name: Cory Azzalino
Title: Chief Executive Officer

PARENT:

VIREO GROWTH INC.

By:	/s/ John Mazarakis
Name: John Mazarakis
Title: Chief Executive Officer

MERGER SUB:

SIMPLE MERGER SUB INC.

By:	/s/ John Mazarakis
Name: John Mazarakis
Title: President

[Signature Page to Amendment to Agreement and Plan of Merger]

EXHIBIT A

Section 3.04(a) of the Company Disclosure Schedule

[see attached]

[Exhibit A to Amendment to Agreement and Plan of Merger]